As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOL Energy Inc.

Delaware	51-0337383
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

(Exact name of registrant as specified in its charter)

CONSOL Plaza

1800 Washington Road

Pittsburgh, PA 15241-1421

(412) 831-4000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

P. Jerome Richey

Senior Vice President, General Counsel and Secretary

CONSOL Energy Inc.

CONSOL Plaza

1800 Washington Road

Pittsburgh, PA 15241-1421

(412) 831-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lewis U. Davis, Jr.

Jeremiah G. Garvey

Buchanan Ingersoll & Rooney PC

One Oxford Centre, 20th Floor

301 Grant Street

Pittsburgh, PA 15219

(412) 562-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities
Warrants
Common Stock, $0.01 par value (including associated preferred stock purchase rights)
Preferred Stock, $0.01 par value
Purchase Contracts
Units
Depository Shares

(1)	An unspecified amount of securities of each identified class of securities to be registered is being registered for possible issuance from time to time at indeterminate prices pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

Consol Energy Inc.

Common Stock, Preferred Stock, Debt Securities,

Warrants, Purchase Contracts, Units and Depository Shares

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts, units or depository shares. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “CNX.”

Investing in these securities involves certain risks. See “Risk Factors” on page 2 of this prospectus and in the other documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Except as otherwise specifically noted, “we,” “our,” “us” and similar words and/or “CONSOL” or “CONSOL Energy” in this prospectus refer to CONSOL Energy Inc.

CONSOL ENERGY INC.

CONSOL Energy Inc., a high-Btu bituminous coal and coal bed methane company, is a member of the Standard & Poor’s 500 Equity Index and has annual revenues of $3.8 billion. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. CONSOL Energy was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002, 2003 and 2004. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award.

CONSOL Energy Inc. was organized as a Delaware corporation in 1991. The principal executive office of CONSOL Energy Inc. is located at CONSOL Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania, 15241, and the telephone number at that address is (412) 831-4000. Our website is located at www.consolenergy.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following factors as well as other information contained and incorporated by reference in this prospectus and in the accompanying prospectus supplement before deciding to invest in our securities:

RISKS RELATED TO OUR BUSINESS

Our business activities are subject to hazards and risks. The following is a summary of the material risks relating to our business activities. You should carefully consider the material risks described below, as well as the other information contained in this prospectus and the documents incorporated by reference in this prospectus under the caption “Where You Can Find More Information” beginning on page 27. If any of the events described below occur, our business, financial condition and/or results of operations could be materially harmed, and you could lose part or all of your investment.

A significant extended decline in the prices CONSOL receives for our coal and gas could adversely affect our operating results and cash flows.

CONSOL’s results of operations are highly dependent upon the prices we receive for our coal, which are closely linked to consumption patterns of the electric generation industry and certain industrial and residential patterns where gas is the principal fuel. Extended or substantial price declines for coal would adversely affect our operating results for future periods and our ability to generate cash flows necessary to improve productivity and expand operations. Prices of coal may fluctuate due to factors beyond our control such as overall domestic and global economic conditions; the consumption pattern of industrial consumers, electricity generators and residential users; technological advances affecting energy consumption; domestic and foreign government regulations; price and availability of alternative fuels; price of foreign imports and weather conditions. Any adverse change in these factors could result in weaker demand and possibly lower prices for our production, which would reduce our revenues.

Natural gas prices are volatile, and even relatively modest drops in prices can significantly affect our financial results and impede growth. Changes in natural gas prices have a significant impact on the value of our reserves and on our cash flow. In the past we have used hedging transactions to reduce our exposure to market price volatility when we deemed it appropriate. If we choose not to engage in, or reduce our use of hedging arrangements in the future, we may be more adversely affected by changes in natural gas and oil prices than our competitors who engage in hedging arrangements to a greater extent than we do. Prices for natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as: the domestic and foreign supply of natural gas; the price of foreign imports; overall domestic and global economic conditions; the consumption pattern of industrial consumers, electricity generators and residential users; weather conditions; technological advances affecting energy consumption; domestic and foreign governmental regulations; proximity and capacity of gas pipelines and other transportation facilities; and the price and availability of alternative fuels. Many of these factors may be beyond our control. Earlier in this decade, natural gas prices were lower than they are today. Lower natural gas prices may not only decrease our revenues on a per unit basis, but may also limit our access to capital. A significant decrease in price levels for an extended period would negatively affect us in several ways including our cash flow would be reduced, decreasing funds available for capital expenditures employed to replace reserves or increase production; and access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable. Additionally, lower natural gas prices may reduce the amount of natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our estimates of development costs increase, production data factors change or our exploration results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our natural gas properties. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carrying amount may not be recoverable or whenever management’s plans change with respect to those assets. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

If customers do not extend existing contracts or do not enter into new long-term contracts for coal, profitability of CONSOL’s operations could be affected.

During the year ended December 31, 2007, approximately 90% of the coal CONSOL produced was sold under long-term contracts (contracts with terms of one year or more). If a substantial portion of CONSOL’s long-term contracts are modified or terminated or if force majeure is exercised, CONSOL would be adversely affected if we are unable to replace the contracts or if new contracts were not at the same level of profitability. The profitability of our long-term coal supply contracts depends on a variety of factors, which vary from contract to contract and fluctuate during the contract term, including our production costs and other factors. Price changes, if any, provided in long-term supply contracts may not reflect our cost increases, and therefore, increases in our costs may reduce our profit margins. In addition, in periods of declining market prices, provisions for adjustment or renegotiation of prices and other provisions may increase our exposure to short-term coal price volatility. As a result, CONSOL may not be able to obtain long-term agreements at favorable prices (compared to either market conditions, as they may change from time to time, or our cost structure) and long-term contracts may not contribute to our profitability.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

For the year ended December 31, 2007, we derived over 25% of our total revenues from sales to our four largest coal customers. At December 31, 2007, we had approximately 16 coal supply agreements with these customers that expire at various times from 2008 to 2021. We are currently discussing the extension of existing agreements or entering into new long-term agreements with some of these customers, but these negotiations may not be successful and these customers may not continue to purchase coal from us under long-term coal supply agreements. If any one of these four customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

Our ability to collect payments from our customers could be impaired if their creditworthiness declines.

Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base has changed with deregulation as some utilities sold their power plants to their non-regulated affiliates or third parties. These new power plant owners may have credit ratings that are below investment grade. If the creditworthiness of our customers declines significantly, our $165 million accounts receivable securitization program and our business could be adversely affected.

Disruption of rail, barge, overland conveyor and other systems that deliver CONSOL’s coal, or an increase in transportation costs could make CONSOL’s coal less competitive.

Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to provide access to markets. Disruption of transportation services because of weather-related problems, strikes, lock-outs, break-downs of locks and dams or other events could temporarily impair our ability to supply coal to customers and adversely affect our profitability. Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make our coal less competitive.

Competition within the coal and gas industries may adversely affect our ability to sell our products, or a loss of our competitive position because of overcapacity in these industries could adversely affect pricing which could impair our profitability.

CONSOL competes with coal producers in various regions of the United States and with some foreign coal producers for domestic sales primarily to power generators. CONSOL also competes with both domestic and foreign coal producers for sales in international markets. Demand for our coal by our principal customers is affected by the delivered price of competing coals, other fuel supplies and alternative generating sources, including nuclear, natural gas, oil and renewable energy sources, such as hydroelectric power. CONSOL sells coal to foreign electricity generators and to the more specialized metallurgical coal market, both of which are significantly affected by international demand and competition.

Recent increases in coal prices could encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could affect our ability to sell coal or reduce coal prices and therefore reduce our revenues.

The gas industry is intensely competitive with companies from various regions of the United States and we may compete with foreign companies for domestic sales, many of whom are larger and have greater financial, technological, human and other resources. If we are unable to compete, our operating results and financial position may be adversely affected. For example, one of our competitive strengths is being a low-cost producer of gas. If our competitors can produce gas at a lower cost than us, it would effectively eliminate our competitive strength in that area. In addition, larger companies may be able to pay more to acquire new gas properties for future exploration, limiting our ability to replace gas we produce or to grow our production. Our ability to acquire additional properties and to discover new gas resources also depends on our ability to evaluate and select suitable properties and to consummate these transactions in a highly competitive environment.

We require a skilled workforce to run our business. If we cannot hire qualified people to meet replacement or expansion needs, we may not be able to achieve planned results.

Most of our workforce is comprised of people with technical skills related to the production of coal and gas. Approximately 55 percent of our workforce is 50 years of age or older. Based on our experience, we expect a high percentage of our employees to retire between now and the next five to seven years. This will require us to conduct an expanded and sustained effort to recruit new employees to replace those who retire and to fill new jobs as we grow our business. Some areas of Appalachia, most notably in eastern Kentucky, currently have a shortage of skilled labor. Because we have operations in this area, the shortage could make it more difficult to meet our staffing needs and therefore, our results may be adversely affected. Finally, a lack of qualified people may also affect companies that we use to perform certain specialized work. If these companies cannot find enough qualified workers, it may delay projects done for us or increase our costs.

The characteristics of coal may make it difficult for coal users to comply with various environmental standards, which are continually under review by international, federal and state agencies, related to coal combustion. As a result, they may switch to other fuels, which would affect the volume of CONSOL’s sales.

Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal thereby reducing demand for coal as a fuel source, the volume of our coal sales and price. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users will need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), or switch to other fuels. Each option has limitations. Lower sulfur coal may be more costly to purchase on an energy basis than higher sulfur coal depending on mining and transportation costs. The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines. Switching to other fuels may require expensive modification of existing plants. Because higher sulfur coal currently accounts for a significant portion of our sales, the extent to which power generators switch to alternative fuel could materially affect us if we cannot offset the cost of sulfur removal by lowering the delivered costs of our higher sulfur coals on an energy equivalent basis.

Recently adopted regulations requiring reductions in emissions of sulfur dioxides, nitrogen oxides and particulate matter are likely to require the installation of additional costly control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels. Also, on February 8, 2008, recently adopted mercury regulations were vacated by the U.S. Court of Appeals for the District of Columbia. EPA is evaluating the opinion and considering its impacts. The recently adopted regulations for sulfur dioxides, nitrogen oxides and particulate matter and any new regulations for mercury will make it more costly to operate coal-fired plants and could make coal a less attractive fuel alternative to the planning and building of utility power plants in the future. To the extent that any new or proposed requirements affect our customers, this could adversely affect our operations and results.

CONSOL may not be able to produce sufficient amounts of coal to fulfill our customers’ requirements, which could harm our relationships with customers.

CONSOL may not be able to produce sufficient amounts of coal to meet customer demand, including amounts that we are required to deliver under long-term contracts. CONSOL’s inability to satisfy contractual obligations could result in our customers initiating claims against us.

Foreign currency fluctuations could adversely affect the competitiveness of our coal abroad.

We compete in international markets against coal produced in other countries. Coal is sold internationally in U. S. dollars. As a result, mining costs in competing producing countries may be reduced in U.S. dollar terms based on currency exchange rates, providing an advantage to foreign coal producers. Currency fluctuations among countries purchasing and selling coal could adversely affect the competitiveness of our coal in international markets.

Coal mining is subject to conditions or events beyond CONSOL’s control, which could cause our financial results to deteriorate.

CONSOL’s coal mining operations are predominantly underground mines. These mines are subject to conditions or events beyond CONSOL’s control that could disrupt operations and affect production and the cost of mining at particular mines for varying lengths of time. These conditions or events may have a significant impact on our operating results. Conditions or events have included:

•	variations in thickness of the layer, or seam, of coal;

•	amounts of rock and other natural materials intruding into the coal seam and other geological conditions that could affect the stability of the roof and the side walls of the mine;

•	equipment failures or repairs;

•	fires and other accidents; and

•	weather conditions.

Our mining operations consume significant quantities of commodities, the price of which is determined by international markets. If commodity prices increase significantly or rapidly, it could impact our cost of production.

Coal mines consume large quantities of commodities such as steel, copper, rubber products and liquid fuels. Some commodities, such as steel, are needed to comply with roof control plans required by regulation. The prices we pay for these products are strongly impacted by the global commodities market. A rapid or significant increase in cost of some commodities could impact our mining costs because we have a limited ability to negotiate lower prices, and, in some cases, do not have a ready substitute for these commodities.

CONSOL must obtain for mining and drilling operations, governmental permits and approvals which can be a costly and time consuming process and can result in restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. For example, CONSOL often is required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration for or production of coal may have on the environment. Further, the public has the right to comment on and otherwise participate in the permitting process, including through administrative appeals of permits and possibly further appeals in the courts. Accordingly, the permits CONSOL needs may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements which restrict our ability to conduct our mining or gas operations or to do so profitably.

Proposals to regulate greenhouse gas emissions could impact the market for our fossil fuels, increase our costs, and reduce the value of our coal and gas assets.

Numerous proposals have been made at the international, national, regional, and state levels of government that are intended to limit emissions of greenhouse gas (GHGs), such as carbon dioxide and methane. Combustion of fossil fuels, such as the coal and gas we produce results in the creation of carbon dioxide that is currently emitted into the atmosphere by coal and gas end users. Several states have already adopted measures requiring reduction of GHGs within state boundaries. If comprehensive regulations focusing on GHGs emission reductions were to be enacted by the United States or additional individual states, it may adversely affect the use of and demand for fossil fuels, particularly coal. Further regulation of GHGs could occur in the United States pursuant to treaty obligations, regulation under the Clean Air Act, or regulation under state law. In 2007, the U.S. Supreme Court held in Massachusetts v. Environmental Protection Agency (EPA), that EPA had authority to regulate GHGs under the Clean Air Act, reversing the EPA’s interpretation of the Act. This decision could lead to federal regulation of GHGs under the existing Clean Air Act of coal-fired electric generation stations, which could adversely affect demand for our products.

In addition, many of our underground coal mines vent methane into the atmosphere for safety reasons. Coal bed methane enhances the greenhouse gas effect to a greater degree than carbon dioxide. If regulation of GHG emissions does not exempt coal mine methane, we may have to curtail production, pay higher taxes, or incur costs to purchase allowances that permit us to continue operations as they now exist.

Our gas operations primarily produce gas by capturing coal bed methane. If the coal bed methane is not extracted from the coal seam prior to mining, much of this gas would be liberated to the atmosphere when the coal is mined. The coal bed methane we capture is recorded, on a voluntarily basis, with the U.S Department of Energy. We have recorded the amounts we have captured since the early 1900’s. If regulation of GHGs does not give us credit for methane that would otherwise be released into the atmosphere, any value associated with our historical or future credits would be reduced or eliminated.

In addition, on February 4, 2008 three of Wall Street’s largest investment banks announced that they had adopted climate change guidelines for lenders to evaluate carbon risks in the financing of utility power plants which may make it more difficult for utilities to obtain financing for coal-fired plants.

Government laws, regulations and other legal requirements relating to protection of the environment, health and safety matters and others that govern our business increase our costs of doing business for both coal and gas, and may restrict our operations.

We are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining or drilling properties after mining or drilling is completed, the installation of various safety equipment in our mines, control of surface subsidence from underground mining and work practices related to employee health and safety. Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations and competitive position. In addition, we could incur substantial costs, including clean up costs, fines and civil or criminal sanctions and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental and health and safety laws.

For example, the federal Clean Water Act and corresponding state laws affect coal mining and gas operations by imposing restrictions on discharges into regulated surface waters. Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. In combination with existing requirements, new requirements under the Clean Water Act and corresponding state laws (including those relating to protection of “impaired waters” so designated by individual states through the use of new effluent limitations known as Total Maximum Daily Load (“TMDL”) limits; anti-degradation regulations which protect state designated “high quality/exceptional use” streams by restricting or prohibiting “discharges” which result in degradation; and requirements to treat discharges from coal mining properties for non-traditional pollutants, such as chlorides and selenium; and “protecting” streams, wetlands, other regulated water sources and associated riparian lands from the surface impacts of underground mining), may cause CONSOL to incur significant additional costs that could adversely affect our operating results, financial condition and cash flows or may prevent us from being able to mine portions of our reserves. In addition, CONSOL incurs and will continue to incur significant costs associated with the investigation and remediation of environmental contamination under the federal Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) and similar state statutes and has been named as a potentially responsible party at Superfund sites in the past.

Additionally, the gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the pricing or marketing of gas production. State and local authorities regulate various aspects of gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of gas properties, environmental matters, safety standards, market sharing and well site restoration. If we fail to comply with statutes and regulations, we may be subject to substantial penalties, which would decrease our profitability.

Our mines are subject to stringent federal and state safety regulations that increase our cost of doing business at active operations, and may place restrictions on our methods of operation. In addition, government inspectors under certain circumstances, have the ability to order our operation to be shut down based on safety considerations.

Stringent health and safety standards were imposed by federal legislation when the Federal Coal Mine Health and Safety Act of 1969 was adopted. The Federal Coal Mine Safety and Health Act of 1977 expanded the enforcement of safety and health standards of the Coal Mine Health and Safety Act of 1969 and imposed safety and health standards on all (non-coal as well as coal) mining operations. Regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mine emergency procedures, mine plans and other matters. Several mining accidents at our competitors’ mines that resulted in fatalities in early 2006 led to adoption of additional safety regulations by the Mine Safety and Health Administration and the adoption in June 2006 of the Mine Improvement and New Emergency Response Act of 2006 (“the MINER Act”). The additional requirements of the MINER Act and implementing federal regulations include, among other things, expanded emergency response plans, providing additional quantities of breathable air for emergencies, installation of refuge chambers in underground coal mines, installation of two-way communications and tracking systems for underground coal mines, new standards for sealing mined out areas of underground coal mines, more available mine rescue teams and enhanced training for emergencies. Most states in which CONSOL operates have programs for mine safety and health regulation and enforcement. We believe that the combination of federal and state safety and health regulations in the coal mining industry is, perhaps, the most comprehensive system for protection of employee safety and health affecting any industry. Most aspects of mine operations, particularly underground mine operations, are subject to extensive regulation. The various requirements mandated by law or regulation can have a significant effect on operating costs and place restrictions on our methods of operations. In addition, government inspectors under certain circumstances, have the ability to order our operation to be shut down based on safety considerations.

CONSOL has reclamation and mine closure obligations. If the assumptions underlying our accruals are inaccurate, we could be required to expend greater amounts than anticipated.

The Surface Mining Control and Reclamation Act establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. CONSOL accrues for the costs of current mine disturbance and of final mine closure, including the cost of treating mine water discharge where necessary. Estimates of our total reclamation and mine-closing liabilities, which are based upon permit requirements and our experience were approximately $482 million at December 31, 2007. The amounts recorded are dependent upon a number of variables, including the estimated future retirement costs, estimated proven reserves, assumptions involving profit margins, inflation rates, and the assumed credit-adjusted risk-free interest rates. Furthermore, these obligations are unfunded. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results could be adversely affected.

CONSOL faces uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

There are uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff.

Some of the factors and assumptions which impact economically recoverable reserve estimates include:

•	geological conditions;

•	historical production from the area compared with production from other producing areas;

•	the assumed effects of regulations and taxes by governmental agencies;

•	assumptions governing future prices; and

•	future operating costs, including cost of materials.

Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and these variances may be material. As a result, our estimates may not accurately reflect our actual reserves.

We do not insure against all potential operating risks. We may incur losses and be subject to liability claims as a result of our operations.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we maintain insurance at levels we believe are appropriate and consistent with industry practice, we are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition, results of operations and cash flows.

Fairmont Supply Company, a subsidiary of CONSOL, is a co-defendant in various asbestos litigation cases which could result in making payments in the future that are material.

One of our subsidiaries, Fairmont Supply Company (Fairmont), which distributes industrial supplies, currently is named as a defendant in approximately 25,000 asbestos claims in state courts in Pennsylvania, Ohio, West Virginia, Maryland, Mississippi and New Jersey. Because a very small percentage of products manufactured by third parties and supplied by Fairmont in the past may have contained asbestos and many of the pending claims are part of mass complaints filed by hundreds of plaintiffs against a hundred or more defendants, it has been difficult for Fairmont to determine how many of the cases actually involve valid claims or plaintiffs who were actually exposed to asbestos-containing products supplied by Fairmont. In addition, while Fairmont may be entitled to indemnity or contribution in certain jurisdictions from manufacturers of identified products, the availability of such indemnity or contribution is unclear at this time and, in recent years, some of the manufacturers named as defendants in these actions have sought protection from these claims under bankruptcy laws. Fairmont has no insurance coverage with respect to these asbestos cases. For year ended December 31, 2007, payments by Fairmont with respect to asbestos cases have not been material. Our current estimates related to these asbestos claims, individually and in the aggregate, are immaterial to the financial position, results of operations and cash flows of CONSOL. However, it is reasonably possible that payments in the future with respect to pending or future asbestos cases may be material to the financial position, results of operations or cash flows of CONSOL.

CONSOL and its subsidiaries are subject to various legal proceedings, which may have a material effect on our business.

We are party to a number of legal proceedings incident to normal business activities. There is the potential that an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position. See Note 26 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for further discussion.

CONSOL has obligations for long-term employee benefits for which we accrue based upon assumptions which, if inaccurate, could result in CONSOL being required to expense greater amounts than anticipated.

CONSOL provides various long-term employee benefits to inactive and retired employees. We accrue amounts for these obligations. At December 31, 2007, the current and non-current portions of these obligations, included:

•	post retirement medical and life insurance ($2.5 billion);

•	coal workers’ black lung benefits ($182.9 million);

•	salaried retirement benefits ($70.2 million); and

•	workers’ compensation ($162.1 million).

However, if our assumptions are inaccurate, we could be required to expend greater amounts than anticipated. These obligations are unfunded, except for salaried retirement benefits, of which approximately 90%

was funded at December 31, 2007. In addition, several states in which we operate consider changes in workers’ compensation and black lung laws from time to time. Such changes, if enacted, could increase our benefit expense.

Due to our participation in multi-employer pension and benefit plans, we have exposure under those plans that extend beyond what our obligation would be with respect to our employees.

We are obligated to contribute to multi-employer defined benefit plans for UMWA retirees which provide pension, medical and death benefits. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination could be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy their obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits.

In addition, if a multi-employer pension plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code (the “Code”) will impose an excise tax of 5% on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

If lump sum payments made to retiring salaried employees pursuant to CONSOL’s defined benefit pension plan exceed the total of the service cost and the interest cost in a plan year, CONSOL would need to make an adjustment to operating results equaling the unrecognized actuarial gain or loss resulting from each individual who received a lump sum payment in that year, which may result in an adjustment that could materially reduce operating results.

CONSOL’s defined benefit pension plan for salaried employees allows such employees to receive a lump-sum distribution for benefits earned up through December 31, 2005 in lieu of annual payments when they retire from CONSOL. Statement of Financial Accounting Standards No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans for the Terminations Benefits,” requires that if the lump-sum distributions made for a plan year, which currently for CONSOL is October 1 to September 30, exceed the total of the service cost and interest cost for the plan year, CONSOL would need to recognize for that year’s results of operations an adjustment equaling the unrecognized actuarial gain or loss resulting from each individual who received a lump sum in that year. Lump sum payments in CONSOL’s non-qualified pension plan exceeded the total of the service cost and the interest cost in the plan year ended September 30, 2007. This resulted in expense of $2.7 million in the year ended December 31, 2007. If lump sum payments again exceed the total of the service cost and the interest cost, the adjustment could materially reduce operating results.

Various federal or state laws and regulations require CONSOL to obtain surety bonds or to provide other assurance of payment for certain of our long-term liabilities including mine closure or reclamation costs, workers’ compensation, coal workers’ black lung and other post employment benefits.

Federal and state laws and regulations require us to obtain surety bonds or provide other assurances to secure payment of certain long-term obligations including mine closure or reclamation costs, water treatment costs, federal and state workers’ compensation costs, and other miscellaneous obligations. The requirements and amounts of security are not fixed and can vary from year to year. It has become increasingly difficult for us to secure new surety bonds or renew such bonds without posting collateral. CONSOL has satisfied our obligations under these statutes and regulations by providing letters of credit or other assurances of payment. The issuance of letters of credit under our bank credit facility reduces amounts that we can borrow under our bank credit facility for other purposes.

Acquisitions that we have completed, as well as acquisitions that we may undertake in the future, involve a number of risks, any of which could cause us not to realize the anticipated benefits.

We have completed several acquisitions and investments in the past. We continually seek to expand our operations and coal and gas reserves through acquisitions. If we are unable to successfully integrate the companies, businesses or properties we acquire, our profitability may decline and we could experience a material adverse effect on our business, financial condition, or results of operations. Acquisition transactions involve various inherent risks, including:

•

Uncertainties in assessing the value, strengths, and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of acquisition candidates;

•	The potential loss of key customers, management and employees of an acquired business;

•	The ability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	Problems that could arise from the integration of the acquired business; and

•	Unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition.

CONSOL’s rights plan may have anti-takeover effects that could prevent a change of control.

On December 19, 2003, CONSOL adopted a rights plan which, in certain circumstances, including a person or group acquiring, or the commencement of a tender or exchange offer that would result in a person or group acquiring, beneficial ownership of more than 15% of the outstanding shares of CONSOL common stock, would entitle each right holder to receive, upon exercise of the right, shares of CONSOL common stock having a value equal to twice the right exercise price. For example, at an exercise price of $80 per right, each right not otherwise voided would entitle its holders to purchase $160 worth of shares of CONSOL common stock for $80. Assuming that shares of CONSOL common stock had a per share value of $16 at such time, the holder of each right would be entitled to purchase ten shares of CONSOL common stock for $80, or a price of $8 per share, one half its then market price. This and other provisions of CONSOL’s rights plan could make it more difficult for a third party to acquire CONSOL, which could hinder stockholders’ ability to receive a premium for CONSOL stock over the prevailing market prices.

CONSOL faces uncertainties in estimating proved recoverable gas reserves, and inaccuracies in our estimates could result in lower than expected reserve quantities and a lower present value of our reserves.

Natural gas reserve engineering requires subjective estimates of underground accumulations of natural gas and assumptions concerning future natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and timing of development expenditures may be incorrect. We have in the past retained the services of independent petroleum engineers to prepare reports of our proved reserves. Over time, material changes to reserve estimates may be made, taking into account the results of actual drilling, testing, and production. Also, we make certain assumptions regarding future natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of our reserves, the economically recoverable quantities of natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of gas we ultimately recover being different from reserve estimates.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs. However, actual future net cash flows from our gas and oil properties also will be affected by factors such as:

•	geological conditions;

•	changes in governmental regulations and taxation;

•	assumptions governing future prices;

•	the amount and timing of actual production;

•	future operating costs; and

•	capital costs of drilling new wells.

The timing of both our production and incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general.

Our gas exploration and development activities may not be commercially successful.

The exploration for and production of gas involves risks. The cost of drilling, completing and operating wells for coal bed methane or other gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in geologic formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	reductions in natural gas prices;

•	pipeline ruptures; and

•	unavailability or high cost of drilling rigs, other field services and equipment.

Our future drilling activities may not be successful, and our drilling success rate could decline. Unsuccessful drilling activities could result in higher costs without any corresponding revenues.

We have a limited operating history in certain of our gas operating areas, and our increased focus on new development projects in these and other unexplored areas increases the risks inherent in our gas and oil activities.

In 2008 and beyond we plan to conduct testing and development activities in areas where we have little or no proved reserves, such as certain areas in Pennsylvania and Kentucky. These exploration, drilling and production activities will be subject to many risks, including the risk that coal bed methane or natural gas is not present in sufficient quantities in the coal seam or target strata, or that sufficient permeability does not exist for gas to be produced economically. We have invested in property, and will continue to invest in property, including undeveloped leasehold acreage, that we believe will result in projects that will add value over time. Drilling for coal bed methane, natural gas and oil may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting drilling, operating and other costs. We cannot be certain that the wells we drill in these new areas will be productive or that we will recover all or any portion of our investments.

Our gas business depends on transportation facilities owned by others. Disruption of, capacity constraints in, or proximity to pipeline systems could limit sales of our gas.

We transport our gas to market by utilizing pipelines owned by others. If pipelines do not exist near our producing wells, if pipeline capacity is limited or if pipeline capacity is unexpectedly disrupted, our gas sales could be limited, reducing our profitability. If we cannot access pipeline transportation, we may have to reduce our production of gas or vent our produced gas to the atmosphere because we do not have facilities to store excess inventory. If our sales are reduced because of transportation constraints, our revenues will be reduced, which will also increase our unit costs. If we cannot obtain transportation capacity and we do not have the ability to store gas, we may have to reduce production. If pipeline quality tariffs change, we might be required to install additional processing equipment which could increase our costs. The pipeline could curtail our flows until the gas delivered to the pipeline is in compliance.

Increased gas industry activity may create shortages of field services, equipment and personnel, which may increase our costs and may limit our ability to drill and produce gas.

Due to current industry demands, well service providers and related equipment are in short supply. The demand for qualified and experienced field personnel to drill wells and conduct field operations, including, geologists, geophysicists, engineers and other professionals, in the natural gas and oil industry can fluctuate significantly, often in correlation with natural gas and oil prices, causing periodic shortages. These shortages may lead to escalating prices, the possibility of poor services, ineffective drilling operations and personnel injuries. Such pressures will likely increase the actual cost of services, extend the time to secure such services and add costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling equipment, crews and associated supplies, equipment and services. We believe that these shortages could continue. In addition, the costs and delivery time of equipment and supplies are substantially greater in periods of peak demand. Accordingly, we cannot assure that we will be able to obtain necessary drilling equipment and supplies in a timely manner or on satisfactory terms and we may experience shortages of, or material increases in the cost of, drilling equipment, crews and associated supplies, equipment and services in the future. Any such delays and price increases could adversely affect our ability to pursue our drilling program and our results of operations.

Unless we replace our natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition, results of operations and cash flows.

Producing natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Because total estimated proved reserves include our proved undeveloped reserves at December 31, 2007, production is expected to decline even if those proved undeveloped reserves are developed and the wells produce as expected. The rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can change under other circumstances. Thus, our future natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

We may incur additional costs and delays to produce gas because we have to acquire additional property rights to perfect our title to the gas estate.

Some of the gas rights we believe we control are in areas where we have not yet done any exploratory or production drilling. Most of these properties were acquired primarily for the coal rights, and, in many cases were acquired years ago. While chain of title work for the coal estate was generally fully developed, in many cases, the gas estate title work is less robust. Our practice is to perform a thorough title examination of the gas estate before we commence drilling activities and to acquire any additional rights needed to perfect our ownership of the gas estate for development and production purposes. We may incur substantial costs to acquire these additional property rights and the acquisition of the necessary rights may not be feasible in some cases. Our inability to obtain these rights may adversely impact our ability to develop these properties. Some states permit us to produce the gas without perfected ownership under an administrative process known as “forced pooling,” which requires us to give notice to all potential claimants and pay royalties into escrow until the undetermined rights are resolved. As a result, we may have to pay royalties to produce gas on acreage that we control and these costs may be material. Further, the forced pooling process is time consuming and may delay our drilling program in the affected areas. In addition, although we believe we have the right to extract and produce coal bed methane from locations where we possess rights to coal, in some cases we may not possess these rights. If we are unable in such cases to obtain those rights from their owners, we will not enjoy the rights to develop coal bed methane with our mining of coal. Our failure to obtain these rights may adversely impact our ability in the future to increase production and reserves. For example, we have substantial acreage in West Virginia for which we have not reviewed the title to determine what, if any, additional rights would be needed to produce coal bed methane from these locations or the feasibility of obtaining these rights.

Currently the vast majority of our gas producing properties are located in three counties in Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area.

The vast majority of our gas producing properties are geographically concentrated in three counties in Virginia. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of gas production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters or interruption of transportation of natural gas produced from the wells in this basin or other events which impact this area.

Other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties.

Although we believe that we hold sufficient rights to all of our advanced gas extraction techniques, other persons could contest our rights and claim ownership of one or more of our advanced techniques for extracting coal bed methane. For example, a third party has asserted that several of our drilling techniques infringed several patents that they hold. A successful challenge to one or more of our advanced extraction techniques could adversely impact our financial performance and results of operation. We might have to pay a royalty which would increase our production costs or cease using that technique which could raise our production costs or decrease our production of coal bed methane. In addition, we could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to our patent rights or intellectual property rights made by third parties or in bringing such proceedings.

The coal beds and other strata from which we produce methane gas frequently contain water and the gas often contains impurities, both of which may hamper our ability to produce gas in commercial quantities or economically.

Coal beds and other strata frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce gas in commercial quantities. The cost of water disposal may affect our profitability. Further, a substantial amount of our gas needs to be processed in order to make it salable to our intended customers. At times, the cost of processing this gas relative to the quantity of gas from a particular well, or group of wells, may outweigh the economic benefit of selling that gas, and our profitability may decrease due to the reduced production and sale of gas.

Our hedging activities may prevent us from benefiting from price increases and may expose us to other risks.

To manage our exposure to fluctuations in the price of natural gas, we enter into hedging arrangements with respect to a portion of our expected production. As of December 31, 2007, we had hedges on approximately 24.5 billion cubic feet of our targeted 2008 natural gas production. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges.

In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which our production is less than expected, the counterparties to our futures contracts fail to perform the contracts, or if our gas hedges would no longer qualify for hedge accounting, we will be required to mark them to market. This may result in more volatility in our income in the future periods.

FORWARD-LOOKING INFORMATION

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	the disruption of rail, barge and other systems that deliver our coal;

•

a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	increases in the price of commodities used in our mining operations could impact our cost of production;

•	foreign currency fluctuations could adversely affect the competitiveness of our coal abroad;

•

the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate;

•	increases in the price of commodities used in our mining operations could impact our cost of production;

•	obtaining governmental permits and approvals for our operations;

•	the effects of proposals to regulate greenhouse gas emissions;

•	the effects of government regulation;

•	the effects of stringent federal and state safety regulations;

•	the effects of mine closing, reclamation and certain other liabilities;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	we do not insure against all potential operating risks;

•	the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934;

•	increased exposure to employee related long-term liabilities;

•	our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•

acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made;

•	the anti-takeover effects of our rights plan could prevent a change of control;

•	risks in exploring for and producing gas;

•	new gas development projects and exploration for gas in areas where we have little or no proven gas reserves;

•	the disruption of pipeline systems which deliver our gas;

•	the availability of field services, equipment and personnel for drilling and producing gas;

•	replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline;

•	costs associated with perfecting title for gas rights in some of our properties;

•

location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	the coal beds and other strata from which we produce methane gas frequently contain water and the gas often contains impurities that may hamper production;

•	our hedging activities may prevent us from benefiting from price increases and may expose us to other risks;

•

other factors discussed above under “Risk Factors” as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The forward-looking statements in this document speak only as of the date of this document; and we caution you not to rely on them unduly. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended	Twelve Months Ended December 31,
	March 31, 2008	2007	2006	2005	2004	2003
Earnings:
Income from continuing operations before income taxes	$119,784	$428,957	$550,920	$654,684	$82,563	$(33,507)
Fixed charges, as shown below	17,213	61,336	50,227	42,979	49,349	47,845
Equity in income of investees	(1,355)	(6,551)	(1,201)	(2,850)	4,317	8,851
Minority Interest – Gas	(9,149)	(25,038)	(29,608)	(9,484)	—	—

Adjusted Earnings (Loss)	$126,493	$458,704	$570,338	$685,329	$136,229	$23,189	(1)

Fixed charges:
Interest on indebtedness, expensed or capitalized	$12,834	$45,414	$35,818	$31,903	$40,180	$41,212
Interest within rent expense	4,379	15,922	14,409	11,076	9,169	6,633

Total Fixed Charges	$17,213	$61,336	$50,227	$42,979	$49,349	$47,845	(1)

Ratio of Earnings to Fixed Charges	7.35	7.48	11.36	15.95	2.76	—

(1)	The deficiency of earnings to cover fixed charges was $24,656 for the year period ended December 31, 2003.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that CONSOL Energy or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and any accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CONSOL ENERGY CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the laws of the state of Delaware and our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

Our authorized capital stock consists 500,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of April 14, 2008, 182,770,137 shares of common stock (excluding shares held in treasury) were outstanding and were held by approximately 113 holders. No shares of preferred stock were issued or outstanding as of April 14, 2008.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our board of directors. Except as otherwise required by applicable law, a majority vote is sufficient for any act of stockholders. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock is listed on the New York Stock Exchange under the symbol “CNX.”

The transfer agent and registrar for our common stock is National City Bank.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

Our certificate of incorporation permits us to issue up to 15,000,000 shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

Provisions of Our Certificate of Incorporation and Bylaws

Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws at any time by the holders of a majority of the voting power of all outstanding voting stock.

Limitation of Liability of Officers and Directors. Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to us and our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We currently have indemnification agreements with our directors and executive officers and also maintain directors and officers insurance.

Advance Notice of Stockholder Proposals. Our bylaws provide that any CONSOL Energy stockholder who is entitled to vote at an annual meeting may propose legally proper business to be voted on by CONSOL Energy stockholders at the annual meeting, but only if the stockholder delivers notice of the proposal in writing to our Secretary. For an annual meeting, the Secretary must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made.

For a special meeting, the Secretary must receive the notice not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting.

Such stockholder’s notice shall set forth:

•

for the nomination of directors, all information relating to such nominee that is required to be disclosed under SEC rules to be included in a proxy statement soliciting proxies for the election of the nominee as a director (including such person’s consent to being named as a nominee and to serving as a director if elected);

•

for other business, a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and

•

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder (as in CONSOL Energy’s stock ownership records), and of such beneficial owner, (ii) the class and number of shares which are owned beneficially and of record by such stockholder and a representation that such owners intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iii) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL Energy’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Nomination of Directors. CONSOL’s bylaws provide that a CONSOL stockholder who was a stockholder of record at the time of giving notice who is entitled to vote at the annual meeting may nominate one or more directors for election, but only if the stockholder delivers timely written notice to our secretary. The timing requirements for receiving the notice are similar as for receiving notice of stockholder proposals described above. The notice must include:

•

such information concerning each nominee as would be required under SEC rules to be included in a proxy statement soliciting proxies for the election of the nominee as a director (as well as such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder (as in CONSOL’s stock ownership records), and of such beneficial owner, (ii) the class and number of shares which are owned beneficially and of record by such stockholder and a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination, and (iii) whether the stockholder or beneficial owner intends to deliver a proxy statement and/or form of proxy, and/or otherwise solicit proxies from stockholders.

In addition, if the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the annual meeting, a stockholder’s notice will be deemed to be timely received, but only with respect to the nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the date of public disclosure of the meeting date.

For a special meeting, nominations of persons to be elected to the board of directors by or at the direction of the board of directors or a nominating stockholder must be made by notice to our secretary not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the special meeting is made.

Special Meetings of Stockholders. Our bylaws provide that subject to the rights of the holders of any series of preferred stock, a special meeting of stockholders may be called only by the Chairman of the Board or by the board of directors pursuant to a resolution adopted by a majority of the entire board.

Possible Anti-Takeover Effects.

Section 203 of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that a corporation generally may not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder. Section 203 applies unless:

•

prior to the time a stockholder becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

on or after such date the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the relevant date; and

•	the affiliates and associates of any such person.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Under certain circumstances, these provisions could have the effect of delaying, deferring or preventing a change in control of our company during the three-year period or reducing the price that certain investors might be willing to pay in the future for shares of our common stock, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203.

Blank Check Preferred Stock

The rights, preferences and privileges of holders of our common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control including transactions in which the stockholders might otherwise receive a premium for their shares over the then current market prices.

Stockholder Rights Plan

We have adopted a stockholders’ rights plan under which its stockholders have been granted one preferred stock purchase right for each share of common stock held.

The purchase rights are not exercisable initially. However, upon the earlier of (i) ten business days after we announce that a person has acquired beneficial ownership of 15%, or more of our common stock (the tenth business day after this announcement is referred to as the “flip-in-date”), or (ii) the close of business on such date as may be fixed by the board of directors, which date shall not be more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding common stock, each purchase right, other than the purchase rights beneficially owned by the acquiring person, will become exercisable and entitle its holder to purchase from us that number of shares of CONSOL Energy’s common stock as shall equal the result obtained by multiplying the purchase price by the then number of preferred share fractions for which a right was exercisable and then dividing that product by 50% of the then current market price per common share. Rights beneficially owned by the acquiring person become void.

In addition, our board of directors may, at its option, at any time after a flip-in-date and before the time the acquiring person becomes the owner of more than 50% of the outstanding shares of CONSOL Energy’s stock, elect to exchange all of the outstanding purchase rights, other than those rights beneficially owned by the acquiring person, for shares of common stock at an exchange ratio prescribed in the rights agreement.

Our board of directors may at any time before a flip-in-date redeem the rights in whole, but not in part, at a price of $0.01 per right.

The purchase rights may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares of CONSOL Energy’s common stock without approval of our board of directors. The rights will not interfere with any merger or other business combination with a third-party approved by our board of directors, because the board may, at any time prior to a flip-in-date, redeem the rights as described above or amend the rights agreement to render it inapplicable to a specific transaction.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a bank or trust company that has its principal office in the U.S., as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

DESCRIPTION OF DEPOSITARY SHARES

As specified in the applicable prospectus supplement, we may issue fractional interests in shares of preferred stock, rather than shares of preferred stock, containing such rights and subject to such terms and conditions as we may specify. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock. The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the U.S. The prospectus supplement will include the name and address of the depositary.

FORMS OF SECURITIES

Each debt security, warrant, unit or depository share will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of CONSOL Energy, the trustees, the warrant agents, the unit agents or any other agent of CONSOL Energy, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

CONSOL Energy and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by CONSOL Energy, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from CONSOL Energy at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with CONSOL Energy and/or the selling securityholders, if applicable, to indemnification by CONSOL Energy and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for CONSOL Energy and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

CONSOL Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that CONSOL files at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

CONSOL Energy’s SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov, and on CONSOL Energy’s website at www.consolenergy.com. Reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the CONSOL Energy securities we may offer and sell pursuant to this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-3 (and any amendments to those documents) in the manner described above.

Incorporation of SEC Filings

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that CONSOL Energy has previously filed with the SEC. These documents contain important information about CONSOL Energy.

CONSOL’S Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 19, 2008;

CONSOL’S 2008 Proxy Statement filed with the SEC on March 27, 2008;

CONSOL’s Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on April 30, 2008; and

CONSOL’S Current Reports on Form 8-K filed on January 29, 2008, February 25, 2008, February 27, 2008, March 25, 2008 and May 1, 2008;

The description of CONSOL Energy’s common stock contained in its registration statement on Form 8-A12B filed with the SEC on March 24, 1999 (file no. 001-14901) together with the description of the associated preferred stock purchase rights included in CONSOL’S registration statement on Form 8-A12G filed with the SEC on December 22, 2003; and

All documents filed by CONSOL Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus.

We will provide to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference. Requests should be directed to: CONSOL Energy Inc. 1800 Washington Road, Pittsburgh, PA 15241-1421, Attention: General Counsel, (412) 831-4000.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of CONSOL incorporated in this Prospectus by reference to CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information included in this prospectus relating to the proved reserves of gas and oil (including coal bed methane) of CONSOL as of December 31, 2007, 2006, 2005, 2004, and 2003 and as of March 31, 2005, is derived from reserve reports prepared or reviewed by Schlumberger Data and Consulting Services. The information included in this prospectus relating to the proved reserves of gas and oil (including coal bed methane) of CONSOL as of December 31, 2004 and 2003, is derived from reserve reports prepared or reviewed by Ralph E. Davis Associates, Inc. This information is included or incorporated by reference in this prospectus in reliance upon these firms as experts in matters contained in the reports.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.

Registration filing fee	$	*
Transfer agent and trustee fees and expenses	$	**
Printing	$	**
Accounting fees and expenses	$	**
Legal fees and expenses	$	**
Rating agency fees	$	**
Miscellaneous	$	**

Total	$	**

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b).
**	Not presently known.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

In addition, CONSOL has provided in its Restated Certificate of Incorporation and its Third Amended and Restated Bylaws that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. CONSOL maintains policies of directors’ and officers’ liability insurance which insures its directors against the cost of defense, settlement or payment of a judgment under certain circumstances.

The following documents are exhibits to the Registration Statement:

ITEM	16. EXHIBITS

1.1*	Form of Underwriting Agreement

4.1	Indenture, dated March 7, 2002, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.1 to Form 10-K for the transition period of July 31, 2001 to December 31, 2001 (file number 001-14901), filed on March 29, 2002 (“Form 10-K”).

4.2	Supplemental Indenture No. 1, dated March 7, 2002, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.2 to Form 10-K for the transition period of July 31, 2001 to December 31, 2001 (file number 001-14901), filed on March 29, 2002.

4.3	Rights Agreement, dated as of December 22, 2003, between CONSOL Energy Inc., and Equiserve Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4 to Form 8-K filed, on December 22, 2003.

4.4	Supplemental Indenture No. 2, dated as of September 30, 2003, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.2 to Form 10-Q for the quarter ended November 30, 2003, filed on November 19, 2003.

4.5	Supplemental Indenture No. 3 dated as of April 15, 2005, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.4 to Form 10-Q for the quarter ended June 30, 2005, filed on August 3, 2005.

4.6	Supplemental Indenture No. 4 dated as of August 8, 2005, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 10.78 to the Form 8-K filed on August 12, 2005.

4.7	Supplemental Indenture No. 5 dated as of October 21, 2005, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Form S-1 for CNX Gas Corporation, filed on October 27, 2005.

4.8	Supplemental Indenture No. 6 dated as of August 2, 2006, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.8 to Form 10-Q for the quarter ended September 30, 2006, filed on November 2, 2006.

4.9	Supplemental Indenture No. 7 dated as of March 12, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.9 to Form 10-Q for the quarter ended September 31, 2007, filed on April 30, 2007.

4.10	Supplemental Indenture No. 8 dated as of May 7, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.10 to Form 10-Q for the quarter ended June 30, 2007, filed on August 1, 2007.

4.11	Supplemental Indenture No. 9 dated as of September 6, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 10.1 to Form 8-K filed August 24, 2007.

4.12	Supplemental Indenture No. 10 dated as of November 12, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee incorporated by reference to Exhibit 4.12 to Form 10-K for the year ended December 31, 2007 (file no. 001-14901), filed on February 19, 2008.

4.13	Form of Senior Debt Indenture

4.14	Form of Subordinated Debt Indenture

4.15	Form of Senior Note (included in Form of Senior Debt Indenture)

4.16	Form of Subordinated Note (included in Form of Subordinated Debt Indenture)

4.17*	Form of Warrant Agreement

4.18*	Form of Warrant Certificate

4.19*	Form of Purchase Contract Agreement

4.20*	Form of Purchase Certificate

4.21*	Form of Unit Agreement

4.22*	Form of Unit Certificate

4.23*	Form of Depository Share Agreement

4.24*	Form of Depository Certificate

4.25	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Registration Statement Form S-1 (Registration No. 333-68987) filed on March 24, 1999.

4.26*	Specimen Preferred Stock Certificate

5.1	Opinion of Counsel

12	Computation of Ratio Earnings to Fixed Charges, incorporated by reference to “Ratio of Earnings to Fixed Charges” in the Prospectus.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ralph E. Davis Associates, Inc.

23.3	Consent of Schlumberger Data and Consulting Services.

23.4	Consent of P. Jerome Richey (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to ac under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 28, 2008.

CONSOL ENERGY INC.

By:	/s/ J. BRETT HARVEY
J. Brett Harvey President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned directors and officers of CONSOL Energy Inc., a Delaware corporation, do hereby constitute and appoint J. Brett Harvey, William J. Lyons, P. Jerome Richey and Robert P. King, or any one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of May 28, 2008 by the following persons in the capacities indicated:

Signature	Title

/S/ JOHN L. WHITMIRE John L. Whitmire	Chairman of the Board

/S/ J. BRETT HARVEY J. Brett Harvey	President and Chief Executive Officer and Director (Principal Executive Officer)

/S/ WILLIAM J. LYONS William J. Lyons	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)

/S/ PATRICIA A. HAMMICK Patricia A. Hammick	Director

/S/ JAMES E. ALTMEYER, SR. James E. Altmeyer, Sr.	Director

/S/ WILLIAM E. DAVIS William E. Davis	Director

Signature	Title

/S/ WILLIAM P. POWELL William P. Powell	Director

/S/ JOSEPH T. WILLIAMS Joseph T. Williams	Director

/S/ RAJ K. GUPTA Raj K. Gupta	Director

/S/ DAVID C. HARDESTY David C. Hardesty	Director

/S/ JOHN T. MILLS John T. Mills	Director

Exhibit Index

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

4.1	Indenture, dated March 7, 2002, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.1 to Form 10-K for the transition period of July 31, 2001 to December 31, 2001 (file number 001-14901), filed on March 29, 2002 (“Form 10-K”).

4.2	Supplemental Indenture No. 1, dated March 7, 2002, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.2 to Form 10-K for the transition period of July 31, 2001 to December 31, 2001 (file number 001-14901), filed on March 29, 2002.

4.3	Rights Agreement, dated as of December 22, 2003, between CONSOL Energy Inc., and Equiserve Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4 to Form 8-K filed, on December 22, 2003.

4.4	Supplemental Indenture No. 2, dated as of September 30, 2003, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.2 to Form 10-Q for the quarter ended November 30, 2003, filed on November 19, 2003.

4.5	Supplemental Indenture No. 3 dated as of April 15, 2005, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.4 to Form 10-Q for the quarter ended June 30, 2005, filed on August 3, 2005.

4.6	Supplemental Indenture No. 4 dated as of August 8, 2005, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 10.78 to the Form 8-K filed on August 12, 2005.

4.7	Supplemental Indenture No. 5 dated as of October 21, 2005, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Form S-1 for CNX Gas Corporation, filed on October 27, 2005.

4.8	Supplemental Indenture No. 6 dated as of August 2, 2006, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.8 to Form 10-Q for the quarter ended September 30, 2006, filed on November 2, 2006.

4.9	Supplemental Indenture No. 7 dated as of March 12, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.9 to Form 10-Q for the quarter ended September 31, 2007, filed on April 30, 2007.

4.10	Supplemental Indenture No. 8 dated as of May 7, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc., and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 4.10 to Form 10-Q for the quarter ended June 30, 2007, filed on August 1, 2007.

4.11	Supplemental Indenture No. 9 dated as of September 6, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee, incorporated by reference to Exhibit 10.1 to Form 8-K filed August 24, 2007.

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4.12	Supplemental Indenture No. 10 dated as of November 12, 2007, among CONSOL Energy Inc., certain subsidiaries of CONSOL Energy Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee incorporated by reference to Exhibit 4.12 to Form 10-K for the year ended December 31, 2007 (file no. 001-14901), filed on February 19, 2008.

4.13	Form of Senior Debt Indenture

4.14	Form of Subordinated Debt Indenture

4.15	Form of Senior Note (included in Form of Senior Debt Indenture)

4.16	Form of Subordinated Note (included in Form of Subordinated Debt Indenture)

4.17*	Form of Warrant Agreement

4.18*	Form of Warrant Certificate

4.19*	Form of Purchase Contract Agreement

4.20*	Form of Purchase Certificate

4.21*	Form of Unit Agreement

4.22*	Form of Unit Certificate

4.23*	Form of Depository Share Agreement

4.24*	Form of Depository Certificate

4.25	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Registration Statement Form S-1 (Registration No. 333-68987) filed on March 24, 1999.

4.26*	Specimen Preferred Stock Certificate

5.1	Opinion of Counsel

12	Computation of Ratio Earnings to Fixed Charges, incorporated by reference to “Ratio of Earnings to Fixed Charges” in the Prospectus.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ralph E. Davis Associates, Inc.

23.3	Consent of Schlumberger Data and Consulting Services.

23.4	Consent of P. Jerome Richey (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.

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